EXHIBIT 16.1

April 10, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K dated April 10, 2007, filed by the Pep Boys Savings Plan and The Pep Boys Savings Plan — Puerto Rico and have the following comments:

1.      We agree with the statements made in the first sentence of the first paragraph and with the statements made in the second, third and fourth paragraphs.

2.      We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph or with the statement made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania